Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231270) and Form S-8 (No. 033-54423, No. 333-61072, No. 333-120158, No. 333-126421, and No. 333-203902) of International Flavors & Fragrances Inc. of our report dated March 3, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 15, as to which the date is June 18, 2020, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting of International Flavors & Fragrances Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 18, 2020